Guaranty

THIS GUARANTY dated as of April 3, 2025, is made by the undersigned CREATIVE MEDIA & COMMUNITY TRUST CORPORATION, a Maryland corporation ("Guarantor") to COMERICA BANK ("Bank"), and to Bank's successors and assigns.
RECITALS:
A.    CIM URBAN REIT PROPERTIES IX, L.P., a Delaware limited partnership ("Borrower") and Bank have entered into that certain Term Loan Agreement dated of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time the "Loan Agreement"), pursuant to which Bank has agreed, subject to the satisfaction of certain terms and conditions, to make a loan in the maximum aggregate principal amount of $35,500,000.00 (the "Loan") to Borrower, as provided therein. The Loan is evidenced by that certain Advancing to Loan Amount Note of even date herewith executed by Borrower and payable to Bank in the maximum principal amount of $35,500,000.00 (the "Note"). Capitalized terms used but not defined in this Guaranty shall have the same meanings that are given to such terms in the Loan Agreement.
B.    As a condition to entering into and performing its obligations under the Loan Agreement, Bank has required that Guarantor provide to Bank this Guaranty.
C.    Guarantor desires to see the success of Borrower. Furthermore, Guarantor shall receive direct and/or indirect benefits from the Loan made pursuant to the Loan Agreement to Borrower.
D.    The Loan will directly or indirectly benefit Borrower and Guarantor.
NOW, THEREFORE, to induce Bank to enter into and perform its obligations under the Loan Agreement, Guarantor has executed and delivered this Guaranty (as amended and otherwise modified from time to time, this "Guaranty") in accordance with the following terms and conditions:
1.DEFINITIONS: Capitalized terms used but not defined in this Guaranty shall have the same meanings that are given to such terms in the Loan Agreement.
(a)"Borrower Affiliate" shall mean any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with Borrower. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 50% or more of the ownership interests of such other Person having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

SMRH:4924-9080-4007.2	-1-	Guaranty (CIM – Penn Field)

(b)"Enforcement Event" shall mean the occurrence of one or more of the following events without Bank's prior written consent:
(i)Borrower, Guarantor, any Principal (as defined below), or any Borrower Affiliate (the "Borrowing Group"), or any or all of them shall take any action in bad faith with the intent to hinder, contest or in any way interfere, directly or indirectly, with any foreclosure of the Trust Deed or with any other enforcement of Bank's rights, powers or remedies under any of the Transaction Documents (whether by making any motion, seeking any extension, asserting any defense, claim, counterclaim or right of offset, seeking any injunction or other restraint, commencing any action, seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise taking an action in bad faith) after the occurrence and during the continuance of an Event of Default (other than the good faith challenge by a member of the Borrowing Group to the existence of the Event of Default which gave rise to Bank's enforcement of such rights, powers or remedies);
(ii)(A) The Project or any part thereof shall become an asset in a voluntary bankruptcy or insolvency proceeding or a voluntary bankruptcy or insolvency proceeding shall be commenced by Borrower or Guarantor, or (B) an involuntary bankruptcy or insolvency proceeding (1) is commenced against Borrower (by Guarantor or any Principal or by a third party with the collusion of any such Person) or against Guarantor (by Borrower or any Principal or by a third party with the collusion of any such Person), or (2) is commenced, and in which Guarantor, any Principal or any member of the Borrowing Group objects to a motion by Bank for relief from any stay or injunction from the foreclosure of the Trust Deed or any other remedial action which is permitted under the Note, the Loan Agreement, the Trust Deed or any of the other Transaction Documents; or
(iii)Borrower shall make an assignment for the benefit of creditors, or a receiver shall be appointed for any property of Borrower in any action initiated by Borrower, Guarantor, any Principal, or any member of the Borrowing Group.
(c)"Excluded Swap Obligation" shall mean any obligation of Borrower to Bank with respect to a "swap," as defined in Section 1a(47) of the Commodity Exchange Act ("CEA"), if and to the extent that Guarantor's guaranteeing of such swap obligation, or Guarantor's granting of a security interest or lien to secure such swap obligation, is or becomes illegal under the CEA, or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of Guarantor's failure for any reason to constitute an "eligible contract participant," as defined in Section 1a(18) of the CEA and the regulations thereunder, at the time such guarantee or such security interest grant becomes effective with respect to such swap obligation. If any such swap obligation arises under a master agreement governing more than one swap, the foregoing exclusion shall apply only to those swap obligations that are attributable to swaps in respect of which Guarantor's guaranteeing of, or Guarantor's granting of a security interest or lien to secure, such swaps is or becomes illegal.
(d)"Indebtedness" shall mean any and all indebtedness, obligations or liabilities of Borrower to Bank relating to the Transaction Documents, howsoever arising, evidenced or incurred, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, and whether or not known to Guarantor at the time of this Guaranty or at the time any future indebtedness is incurred, including, without limitation, (i) any and all direct indebtedness of Borrower to Bank, including indebtedness evidenced by any and all promissory notes executed by Borrower in connection with the Loan (including, without limitation, the Note); (ii) any and all obligations or liabilities of Borrower to Bank arising from applications or agreements for the issuance of letters of credit; (iii) late charges, loan fees or charges and overdraft indebtedness; (iv) any agreement to indemnify Bank for environmental liability or to clean up hazardous waste; (v) any and all indebtedness, obligations or liabilities

SMRH:4924-9080-4007.2	-2-	Guaranty (CIM – Penn Field)

under the Transaction Documents for which Borrower would otherwise be liable to Bank were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys' fees on, or in connection with, any of the Indebtedness from and after the filing by or against Borrower of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys' fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent or voidable conveyance liability motions, fraudulent or voidable transfer liability motions and all other motions brought by Borrower, Guarantor, Bank or third parties in any way relating to Bank's rights with respect to such Borrower, Guarantor, or third party and/or affecting any collateral securing any obligation owed to Bank by Borrower, Guarantor, or any third party, probate proceedings, on appeal or otherwise; (vi) any and all present and future indebtedness, settlement obligations, termination fees and costs, and all other sums and obligations under any Hedging Agreement now and hereafter owing to Bank (or its affiliate) by Borrower (or any affiliate of Borrower) under or in connection with any and all present and future Hedging Agreements entered into in connection with the Loan ("Swap Obligations"); (vii) any and all amendments, modifications, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; and (viii) all costs of collecting Indebtedness, including, without limit, attorneys' fees and costs. Notwithstanding anything to the contrary in this Guaranty, the term "Indebtedness" shall not include any Excluded Swap Obligation.
(e)"Permitted Liens" shall mean the liens, charges and encumbrances on title to the Property as shown on the Loan Policy and as approved by Bank, or that otherwise constitute "Permitted Encumbrances" (as defined in the Loan Agreement).
(f)"Principal" shall mean the following individuals and/or entities of Borrower: (i) if Borrower is a limited partnership, each general partner of the partnership and any limited partner with a majority interest in the partnership; (ii) if Borrower is a general partnership, each general partner of the partnership; (iii) if Borrower is a limited liability company, each managing member and any member with a majority interest in the company; and (iv) if Borrower is a corporation, any shareholder holding a controlling interest in the corporation.
2.CARVE OUT GUARANTY: Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Bank and its successors and assigns payment (and not merely the collectability) of and agrees to pay, protect, defend and save harmless Bank for, from and against, and hereby indemnifies Bank for, from and against any and all liabilities, obligations, losses, damages (but excluding consequential, special and punitive damages except to the extent paid or payable to a third party), costs and expenses (including, without limitation, reasonable attorneys' fees), causes of action, suits, claims, demands, and judgments of any nature or description whatsoever, which may at any time be imposed upon, incurred by or awarded against Bank, INCLUDING SUCH CLAIMS RESULTING FROM BANK'S OWN NEGLIGENCE, as a result of:
(a)Fraud by Borrower or Guarantor in connection with the ownership, leasing or operation of the Project, the making or disbursement of the Loan, or the execution of any certificates or documents provided in connection therewith;
(b)Intentional material misrepresentation or intentional material breach of warranty by Guarantor in any of the representations and warranties set forth in the Transaction Documents or included in any deliverables required under the Transaction Documents in connection with the ownership or operation of the Project, the making or disbursement of the Loan, or the execution of any certificates or documents provided in connection therewith;

SMRH:4924-9080-4007.2	-3-	Guaranty (CIM – Penn Field)

(c)Intentional material misrepresentation or intentional material breach of warranty by Borrower in any of the representations and warranties set forth in the Transaction Documents or included in any deliverables required under the Transaction Documents, in connection with the ownership, leasing or operation of the Project, the making or disbursement of the Loan, or the execution of any certificates or documents provided in connection therewith;
(d)The making of any distributions to the members, partners or shareholders of Borrower (or to any beneficiary or trustee if Borrower is a trust) of any rents and revenues, security deposits, or other income arising with respect to any property covered by the Trust Deed or other Transaction Documents in violation of the terms of the Transaction Documents;
(e)The misapplication by Borrower or Guarantor of any insurance proceeds or condemnation awards attributable to any property covered by the Trust Deed or the other Transaction Documents, in violation of the terms of the Transaction Documents;
(f)The misapplication by Borrower or Guarantor of any cash flow or other revenue derived from or in respect of the Project, or any rental, sales or other income derived directly or indirectly from the Project in violation of any provision of the Loan Agreement or the other Transaction Documents;
(g)Failure by Borrower or Guarantor to pay any charges for labor, materials or services furnished in connection with any construction at the Project, or any other charges, that can give rise to a lien on the Project that is senior to the lien of the Trust Deed (provided that the foregoing does not limit Borrower's right to contest any such lien in accordance with Section 9.11 of the Loan Agreement);
(h)Failure by Borrower to pay any taxes or assessments, unless (1) the Project Income during the preceding twelve (12) months (prior to payment of any Project Expenses) was insufficient to pay such taxes or assessments, or (2) (A) Borrower is required, pursuant to the terms of the Transaction Documents, to pay into an escrow with Bank amounts necessary to pay such taxes or assessments, (B) all such required escrow payments have been made by Borrower in accordance with the terms of the Transaction Documents, and (C) Bank is required under the Transaction Documents to make such escrow funds available to pay such taxes and/or assessments but fails to do so;
(i)Intentional physical waste caused by Borrower or Guarantor with respect to the Project;
(j)Any transfer of or creation of a lien (other than Permitted Liens) on (i) all or any part of the Project or other collateral for the Loan (except for mechanic's or materialmen's liens, unless the applicable lienholder asserts that such lien has priority over the Trust Deed) or (ii) any direct or indirect ownership interest in Borrower, in any case in violation of the terms of the Transaction Documents; provided that Guarantor's obligations under this Section 2(j) shall not apply to (A) any transfer of all or any part of the Project or other collateral for the Loan, or the creation of a lien on all or any part of the Project or other collateral for the Loan, that (I) arises solely from events, conditions, acts or omissions first existing after the date (the "Cut-Off Date") that is the earlier of (x) the date that Bank acquired title to the Project by foreclosure sale or acceptance of a deed-in-lieu thereof, or (y) the date that a receiver takes possession of the Project on the motion of or at the request of Bank (but only for so long as it holds possession), and (II) does not directly or indirectly arise from (x) any event, condition, act or omission existing or occurring prior to the Cut-Off Date, or (y) any acts taken by Borrower or any of its Affiliates, or any of their respective agents or contractors, prior to, on or after the Cut-Off Date or (B) Borrower's execution of an Approved Lease in strict accordance with the terms and provisions of Section 8.3 of the Loan Agreement;

SMRH:4924-9080-4007.2	-4-	Guaranty (CIM – Penn Field)

(k)Breach by Borrower of any covenant in the Transaction Documents relating to Borrower's status as a single-purpose entity that results in substantive consolidation of Borrower's assets with those of another person in a bankruptcy or insolvency proceeding (except if such breach is solely due to Borrower's failure to require or obtain a contribution of additional capital to Borrower);
(l)Failure by Borrower to maintain insurance in accordance with the Loan Agreement, the Statement of Insurance Requirements of even date herewith or the Trust Deed (unless such failure is a result of Bank's wrongful failure to make available funds escrowed by Borrower with Bank in accordance with the Transaction Documents to pay such premiums (provided that the funds deposited in such escrow are sufficient to pay such premiums)); or
(m)The encroachment of any of the Improvements (as defined in the Loan Agreement) onto that certain Public Utility Easement as shown by the Plat approved for acceptance on June 1, 1972 and recorded in the Official Records of Travis County, Texas in Volume 59, Page(s) 94 ("Existing Utility Easement"); provided, however, that this Section 2(m) shall become null and void and of no further effect from and after the date Bank receives reasonably satisfactory evidence that the portion of the Existing Utility Easement onto which any of the Improvements encroach has been vacated as a matter of record (including by delivery to Bank of such endorsements to the Loan Policy as it shall require (to the extent available) containing no exception or qualification related to the encroachment of any of the Improvements onto the Existing Utility Easement), all at Borrower's cost and in form and substance reasonably satisfactory to Bank.
3.Notwithstanding the foregoing, the obligations of Guarantor under this Section 2 shall not be applicable to any losses, claims, damages, costs or expenses arising solely as a result of the gross negligence, willful misconduct or fraud of the party seeking payment from Guarantor under this Section 2.
4.[Intentionally Deleted]
5.CARRY GUARANTY: Notwithstanding anything to the contrary contained herein, Guarantor hereby unconditionally and absolutely guarantees to Bank the payment of all interest accruing under the Note and the other Transaction Documents and all operating expenses of the Project (including, without limitation all costs of insurance, real estate taxes and other expenses of the Project), together with any and all interest accruing on such operating expenses under any agreement or applicable law giving rise to such operating expenses, and all collection costs, out-of-pocket attorneys' fees and all other sums other than principal owing on the Loan and under the Transaction Documents (collectively, "Carrying Costs"); provided, that the term "Carrying Costs" shall not include any such amounts to the extent incurred solely on and after (and not in any way relating to the time period prior to) the date (the "Determination Date") upon which is the earliest to occur of (w) the indefeasible payment in full of all amounts owing to Bank under the Transaction Documents, (x) sixty (60) days after the date on which Bank receives from Borrower the DIL Transfer Documents (defined below) for the Project, and possession of the Project has been made available to Bank or its nominee, free of occupancy and claims to occupancy by Borrower and Guarantor and their heirs, devisees, representatives, successors and assigns, (y) title to the Project has been transferred to Bank or Bank's nominee by deed in lieu of foreclosure from Borrower, and possession of the Project has been delivered to Bank or its nominee, free of occupancy and claims to occupancy by Borrower and Guarantor and their heirs, devisees, representatives, successors and assigns, or (z) title to the Project has been transferred pursuant to a judicial or non-judicial foreclosure of the Trust Deed, and possession of the Project has been delivered to the transferee free of occupancy and claims to occupancy by Borrower and Guarantor and their heirs, devisees, representatives, successors and assigns. As

SMRH:4924-9080-4007.2	-5-	Guaranty (CIM – Penn Field)

used herein, "DIL Transfer Documents" shall mean one or more grant deeds, bills of sale and assignment instruments in form and substance reasonably satisfactory to Bank, together with such other documents or materials which in the reasonable judgment of Bank are necessary to deliver effectively such title and possession of the Project and such collateral and to satisfy the other requirements of this clause, including, without limitation, title searches, non-foreign person affidavits, tax forms, and assignments of leases and other agreements, an estoppel affidavit addressed to the title company authorizing it to record the applicable DIL Transfer Documents and other documents and files relating to the Project. For avoidance of doubt, the term "Carrying Costs" shall nevertheless continue to include all interest accruing under the Note and the other Transaction Documents and all operating expenses of the Project (including, without limitation all costs of insurance, real estate taxes and other expenses of the Project), together with any and all interest accruing on such operating expenses under any agreement or applicable law giving rise to such operating expenses, and all collection costs, out-of-pocket attorneys' fees and all other sums other than principal owing on the Loan and under the Transaction Documents, in each case accruing prior to the Determination Date.
6.SPRINGING RECOURSE GUARANTY: Guarantor for value received, unconditionally and absolutely guarantee(s) to Bank payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future Indebtedness of Borrower (or any successor in interest of Borrower, including without limit any debtor-in-possession or trustee in bankruptcy which succeeds to the interest of this party or person) to Bank; provided, however, that until the occurrence of an Enforcement Event, Bank will not make demand on Guarantor nor shall Guarantor have any liability for the due and punctual payment of the Indebtedness or any portion thereof (it being understood, however, that this proviso shall not affect Guarantor's liability under Section 2 and Section 4).
7.LIMITATION: The total obligation of Guarantor under this Guaranty shall include, IN ADDITION TO any amounts guaranteed under Sections 2, 4, and 5 hereof, all costs and expenses of any kind incurred by Bank in collection efforts against Guarantor or otherwise incurred by Bank in any way relating to the obligations guaranteed by Guarantor hereunder or this Guaranty, including without limitation reasonable attorneys' fees. Any reference in this Guaranty to attorneys' fees shall be deemed a reference to reasonable fees, charges, costs and expenses of outside counsel and their paralegals, and whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorneys' fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise. All costs and expenses incurred by Bank in connection with the enforcement of its remedies under this Guaranty or collection of amounts owing under this Guaranty shall be payable immediately by Guarantor when incurred by Bank, without demand, and until paid shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law. With respect to the limitation, if any, stated in this Guaranty on the amount of principal guaranteed under this Guaranty, Guarantor agree(s) that (a) this limitation shall not be a limitation on the amount of Borrower's Indebtedness to Bank; (b) any payments by Guarantor shall not reduce the maximum liability of Guarantor under this Guaranty unless written notice to that effect is actually received by Bank at, or prior to, the time of the payment; and (c) the liability of Guarantor to Bank shall at all times be deemed to be the aggregate liability of Guarantor under this Guaranty and any other guaranties previously or subsequently given to Bank by Guarantor and not expressly revoked, modified or invalidated in writing. Any reference to this Guaranty being limited in any respect shall NOT be deemed to limit the total obligation of Guarantor under any prior or subsequent guaranty given by Guarantor to Bank.
8.NATURE OF GUARANTY: This is a continuing guaranty of payment and not of collection and remains effective whether the Indebtedness is from time to time reduced and later increased or entirely extinguished and later reincurred. This Guaranty shall remain

SMRH:4924-9080-4007.2	-6-	Guaranty (CIM – Penn Field)

effective with respect to successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, until this Guaranty is terminated in the manner and to the extent provided herein.
Guarantor acknowledge(s) and agree(s) that the liabilities created by this Guaranty are direct and are not conditioned upon pursuit by Bank of any remedy Bank may have against Borrower or any other person or any security. No invalidity, irregularity or unenforceability of any part or all of the Indebtedness or any documents evidencing the same, by reason of any bankruptcy, insolvency or other law or order of any kind or for any other reason, and no defense or setoff available at any time to Borrower, shall impair, affect or be a defense or setoff to the obligations of Guarantor under this Guaranty.
Guarantor deliver(s) this Guaranty based solely on Guarantor's independent investigation of (or decision not to investigate) the financial condition of Borrower and is (are) not relying on any information furnished by Bank. Guarantor assume(s) full responsibility for obtaining any further information concerning Borrower's financial condition, the status of the Indebtedness or any other matter which Guarantor may deem necessary or appropriate now or later. Guarantor waive(s) any duty on the part of Bank, and agree(s) that it is not relying upon nor expecting Bank to disclose to Guarantor any fact now or later known by Bank, whether relating to the operations or condition of Borrower, the existence, liabilities or financial condition of any co-guarantor of the Indebtedness, the occurrence of any default with respect to the Indebtedness, or otherwise, notwithstanding any effect these facts may have upon Guarantor's risk under this Guaranty or Guarantor's rights against Borrower. Guarantor knowingly accept(s) the full range of risk encompassed in this Guaranty, which risk includes without limit the possibility that Borrower may incur Indebtedness to Bank after the financial condition of Borrower, or its ability to pay its debts as they mature, has deteriorated.
Guarantor represent(s) and warrant(s) that: (a) Bank has made no representation to Guarantor as to the creditworthiness of Borrower; and (b) Guarantor has (have) established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower's financial condition. Guarantor agree(s) to keep adequately informed of any facts, events or circumstances which might in any way affect the risks of Guarantor under this Guaranty.
9.APPLICATION OF PAYMENTS: Guarantor authorize(s) Bank, either before or after termination of this Guaranty, without notice to or demand on Guarantor and without affecting Guarantor's liability under this Guaranty, from time to time to: (a) apply any security and direct the order or manner of sale of it, including, without limit, a nonjudicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (b) release or substitute any one or more of the endorsers or any other guarantors of the Indebtedness; and (c) apply payments received by Bank from Borrower to any indebtedness of Borrower to Bank, in such order as Bank shall determine in its sole discretion, whether or not this indebtedness is covered by this Guaranty, and Guarantor waive(s) any provision of law regarding application of payments which specifies otherwise.
10.SECURITY/SUBORDINATION: Guarantor subordinate(s) any claim of any nature that Guarantor now or later has (have) against Borrower to and in favor of all

SMRH:4924-9080-4007.2	-7-	Guaranty (CIM – Penn Field)

Indebtedness and agree(s) not to accept payment or satisfaction of any claim that Guarantor now or later may have against Borrower without the prior written consent of Bank. Should any payment, distribution, security, or proceeds (other than a payment or distribution expressly permitted pursuant to the terms and provisions of the Loan Agreement), be received by Guarantor upon or with respect to any claim that Guarantor now or may later have against Borrower, Guarantor shall immediately deliver the same to Bank in the form received (except for endorsement or assignment by Guarantor where required by Bank) for application on the Indebtedness, whether matured or unmatured, and until delivered the same shall be held in trust by Guarantor as the property of Bank. Guarantor further assign(s) to Bank as collateral for the obligations of Guarantor under this Guaranty all claims of any nature that Guarantor now or later has (have) against Borrower (other than any claim under a deed of trust or mortgage covering real property) with full right on the part of Bank, in its own name or in the name of Guarantor, to collect and enforce these claims.
11.The obligations of Guarantor under this Guaranty are unsecured.
Guarantor agree(s) that no security now or later held by Bank for the payment of any Indebtedness, whether from Borrower, any guarantor, or otherwise, and whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, shall affect in any manner the unconditional obligation of Guarantor under this Guaranty, and Bank, in its sole discretion, without notice to Guarantor, may release, exchange, enforce and otherwise deal with any security without affecting in any manner the unconditional obligation of Guarantor under this Guaranty. Guarantor acknowledges(s) and agree(s) that Bank has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Indebtedness, and Guarantor is (are) not relying upon any asset(s) in which Bank has or may have a lien or security interest for payment of the Indebtedness. In addition to Guarantor's obligations under this Guaranty, Guarantor is undertaking and agreeing to obligations under other guaranties, indemnities and agreements executed by Guarantor with respect to the Loan, none of which will be limited by the limitation on Guarantor's liability under this Guaranty.
Guarantor acknowledge(s) that the effectiveness of this Guaranty is not conditioned on any or all of the Indebtedness being guaranteed by anyone else.
12.OTHER GUARANTORS: If any Indebtedness is guaranteed by two or more guarantors, the obligations of each Guarantor under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced at the option of Bank against each severally, any two or more jointly, or some severally and some jointly. Bank, in its sole discretion, may release any one or more of the guarantors for any consideration which it deems adequate, and may fail or elect not to prove a claim against the estate of any bankrupt, insolvent, incompetent or deceased guarantor; and after that, without notice to any other guarantor, Bank may extend or renew any or all Indebtedness and may permit Borrower to incur additional Indebtedness, without affecting in any manner the unconditional obligation of the remaining guarantor(s). Guarantor acknowledges that the effectiveness of this Guaranty is not conditioned on any or all of the Indebtedness being guaranteed by anyone else. This action by Bank shall not, however, be deemed to affect any right to contribution which may exist among the guarantors.
13.TERMINATION: Guarantor's liability under (and as limited by) this Guaranty shall continue until all sums due under the Loan and the Transaction Documents have been

SMRH:4924-9080-4007.2	-8-	Guaranty (CIM – Penn Field)

indefeasibly paid in full in cash and until all obligations of Guarantor hereunder and under the other Transaction Documents to which it is a party have been fully satisfied, and shall not be reduced by virtue of any payment by Borrower of any amount due under the Loan or under any of the Transaction Documents or by Bank's recourse to any collateral or security.
14.REINSTATEMENT: Notwithstanding any prior revocation, termination, surrender or discharge of this Guaranty (or, if applicable, of any lien, pledge or security interest securing this Guaranty) in whole or part, the effectiveness of this Guaranty, and, if applicable, of all liens, pledges and security interests securing this Guaranty, shall automatically continue or be reinstated, as the case may be, in the event that any payment received or credit given by Bank in respect of the Indebtedness is returned, disgorged or rescinded as a preference, impermissible setoff, fraudulent or voidable conveyance, diversion of trust funds, or otherwise under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case this Guaranty, and all liens, pledges and security interests securing this Guaranty (if any), shall be enforceable against Guarantor as if the returned, disgorged or rescinded payment or credit had not been received or given by Bank, and whether or not Bank relied upon such payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Guaranty and any liens, pledges and security interests securing it, Guarantor agree(s) upon written demand by Bank to execute and deliver to Bank those documents which Bank reasonably determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Guarantor to do so shall not affect in any way the reinstatement or continuation. If Guarantor do(es) not execute and deliver to Bank upon written demand such documents, Bank and each Bank officer is irrevocably appointed (which appointment is coupled with an interest) the true and lawful attorney of Guarantor (with full power of substitution) to execute and deliver such documents in the name and on behalf of Guarantor.
15.WAIVERS: Guarantor waive(s) any right to require Bank to: (a) proceed against any person, including, without limit, Borrower; (b) proceed against or exhaust any security held from Borrower or any other Person; (c) pursue any other remedy in Bank's power; (d) make any presentments or demands for performance, or give any notice of nonperformance, protest, notice of protest, notice of default (except any notices expressly required by the Transaction Documents), demand, notice of intent to accelerate or demand payment of any Indebtedness, dishonor or notice of dishonor, in connection with all or any part of the Indebtedness or any obligations or evidences of Indebtedness held by Bank as security, in connection with any other obligations or evidences of indebtedness which constitute in whole or in part Indebtedness, or in connection with the creation of new or additional Indebtedness; (e) give any notice of acceptance of this Guaranty and presentment; (f) give any and all other notices to which Guarantor might otherwise be entitled (except any notices expressly required by the Transaction Documents), or (g) give notice of the terms, time and place of any public or private sale of personal property security held from Borrower or any other Person, or otherwise comply with the provisions of the applicable Uniform Commercial Code, as the same may be amended, revised or replaced from time to time. Guarantor further (i) waives diligence in collecting any Indebtedness by Bank and (ii) agree(s) that Bank may, once or any number of times, modify the terms of any Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Indebtedness, or permit Borrower to incur additional Indebtedness, all without notice to Guarantor and without affecting in any manner the unconditional obligation of Guarantor under this Guaranty. Without limiting the foregoing, Guarantor hereby unconditionally and irrevocably waives all rights of a guarantor under applicable law including without limitation, to the extent applicable, Rule 31 of the Texas Rules of Civil Procedure, Chapter 34 of the Texas Business and Commerce Code, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 43 of the Texas Civil Practice and Remedies Code, as the same may be amended from time to time. Further, the undersigned Guarantor expressly waives all rights, remedies, claims and defenses

SMRH:4924-9080-4007.2	-9-	Guaranty (CIM – Penn Field)

based upon or related to Sections 51.003, 51.004 and 51.005 of the Texas Property Code, to the extent the same pertain or may pertain to any enforcement of this Guaranty.
16.Guarantor waive(s) any defense based upon or arising by reason of (a) any disability or other defense of Borrower or any other Person; (b) the cessation or limitation from any cause whatsoever, other than final and irrevocable payment in full, of the Indebtedness; (c) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of Borrower which is a corporation, partnership or other type of entity, or any defect in the formation of Borrower; (d) the application by Borrower of the proceeds of any Indebtedness for purposes other than the purposes represented by Borrower to Bank or intended or understood by Bank or Guarantor; (e) any act or omission by Bank which directly or indirectly results in or aids the discharge of Borrower or any Indebtedness by operation of law or otherwise; (f) any modification of the Indebtedness, in any form whatsoever including without limit any modification made after effective termination, and including without limit, the renewal, extension, acceleration or other change in time for payment of the Indebtedness, or other change in the terms of any Indebtedness, including without limit increase or decrease of the interest rate; or (g) any statute of limitations as a defense to repayment of all or any portion of the Note and interest thereon, to the fullest extent allowed by law (including, but not limited to, waiver of any and all rights to file a counterclaim or cross claim arising out of the same transaction or occurrence that is the basis of an action if such counterclaim or cross claim would, as a separate action, be barred by limitation as of the date Borrower's answer is required, as set forth in Section 16.069 of the Texas Civil Practice and Remedies Code), and all compensation of cross demands. Guarantor understands that, absent this waiver, Bank's election of remedies, including but not limited to its decision to proceed to nonjudicial foreclosure on any real property securing the Indebtedness, could preclude Bank from obtaining a deficiency judgment against Borrower and Guarantor pursuant to applicable law and could also destroy any subrogation rights which Guarantor has against Borrower.
17.Guarantor unconditionally and irrevocably waive(s) each and every defense and setoff of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Guarantor under this Guaranty, and acknowledge(s) that each such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from the Guarantor now or later securing this Guaranty and/or the Indebtedness, and acknowledge(s) that as of the date of this Guaranty no such defense or setoff exists. Guarantor acknowledge(s) that the effectiveness of this Guaranty is subject to no conditions of any kind.
18.Guarantor warrant(s) and agree(s) that each of the waivers set forth above are made with the Guarantor's full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of these waivers are determined to be contrary to any applicable law or public policy, these waivers shall be effective only to the extent permitted by law.
19.WAIVER OF SUBROGATION: Until the Indebtedness is irrevocably paid and discharged in full, Guarantor waive(s) any and all rights to be subrogated to the position of Bank or to have the benefit of any lien, security interest or other guaranty now or later held by Bank

SMRH:4924-9080-4007.2	-10-	Guaranty (CIM – Penn Field)

for the Indebtedness or to enforce any remedy which Bank now or later has against Borrower or any other person. Until the Indebtedness is irrevocably paid and discharged in full, Guarantor shall have no right of reimbursement, indemnity, contribution or other right of recourse to or with respect to Borrower or any other person. Guarantor agree(s) to indemnify and hold harmless Bank from and against any and all claims, actions, damages, costs and expenses, including without limit reasonable attorneys' fees, incurred by Bank in connection with Guarantor's exercise of any right of subrogation, contribution, indemnification or recourse with respect to this Guaranty, INCLUDING ALL SUCH CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES RESULTING FROM BANK'S OWN NEGLIGENCE. Bank has no duty to enforce or protect any rights which Guarantor may have against Borrower or any other person and Guarantor assume(s) full responsibility for enforcing and protecting these rights.
It is the intention of the parties that Guarantor shall not be (or be deemed to be) a "creditor" (as defined in Section 101 of the Federal Bankruptcy Code, as it may be amended) of Borrower (or any other guarantor) by reason of the existence of this Guaranty in the event that Borrower becomes a debtor in any proceeding under the Federal Bankruptcy Code. Guarantor warrant(s) and agree(s) that none of Bank's rights, remedies or interests shall be directly or indirectly impaired because of any of Guarantor's status as an "insider" or "affiliate" of Borrower, and Guarantor shall take any action, and shall execute any document, which Bank may request in order to effectuate this warranty to Bank.
20.SALE/ASSIGNMENT: Guarantor acknowledge(s) that Bank has the right (subject to the terms and provisions of the Transaction Documents, including without limitation Section 8.4 of the Note) to sell, assign, transfer, negotiate, or grant participations in all or any part of the Indebtedness and any related obligations, including without limit this Guaranty. In connection with that right, Bank may, subject to the terms of the Loan Agreement, disclose any documents and information which Bank now has or later acquires relating to Guarantor, this Guaranty or Borrower in connection with such sale, assignment, transfer, negotiation, or grant, whether furnished by Borrower, Guarantor or otherwise. Guarantor further agree(s) that, subject to the terms of the Loan Agreement, Bank may disclose these documents and information to Borrower. Guarantor agree(s) that Bank may provide information relating to this Guaranty or to Guarantor to Bank's parent, affiliates, subsidiaries and service providers without further notice to Guarantor.
21.
22.[Remainder of Page Left Intentionally Blank]

SMRH:4924-9080-4007.2	-11-	Guaranty (CIM – Penn Field)

23.GENERAL: This Guaranty constitutes the entire agreement of Guarantor and Bank with respect to the subject matter of this Guaranty. No waiver, consent, modification or change of the terms of this Guaranty shall bind any of Guarantor or Bank unless in writing and signed by the waiving party or an authorized officer of the waiving party, and then this waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. This Guaranty shall inure to the benefit of Bank and its successors and assigns. This Guaranty shall be binding on Guarantor and Guarantor's heirs, legal representatives, successors and assigns including, without limit, any debtor in possession or trustee in bankruptcy for any of Guarantor. Guarantor has (have) knowingly and voluntarily entered into this Guaranty in good faith for the purpose of inducing Bank to extend credit or make other financial accommodations to Borrower, and Guarantor acknowledge(s) that the terms of this Guaranty are reasonable. If any provision of this Guaranty is unenforceable in whole or in part for any reason, the remaining provisions shall continue to be effective. THE PARTIES HEREBY AGREE THAT THIS GUARANTY AND ALL OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS RELATED TO THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS.
THIS GUARANTY, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES. THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE), TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES. THIS INSTRUMENT MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY THE PARTIES HERETO.
[Remainder of Page Left Intentionally Blank]

SMRH:4924-9080-4007.8	Section 16	Guaranty (CIM – Penn Field)

Guarantor, by executing this Guaranty and initialing below, expressly represents and warrants that it did not rely on any representation, assurance or agreement, oral or written, not expressly set forth in this Guaranty in reaching its decision to enter into this Guaranty and that no promises or other representations have been made to such Guarantor which conflict with the written terms of this Guaranty. Guarantor represents to Bank that (a) it has read and understands the terms and conditions contained in this Guaranty and the other Transaction Documents executed in connection with this Guaranty, (b) its legal counsel has carefully reviewed all of the Transaction Documents (including, without limitation, this Guaranty) and it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Guaranty and all other Transaction Documents, (c) it is satisfied with its legal counsel and the advice received from such legal counsel, and (d) it has relied only on its review of this Guaranty and the other Transaction Documents and its own legal counsel's advice and representations (and it has not relied on any advice or representations from Bank, or any of its officers, employees, agents or attorneys). This Guaranty may not be modified, amended or terminated except by a written agreement signed by Guarantor and Bank. No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature may be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Guaranty.

________________
Guarantor's Initials
[Remainder of Page Left Intentionally Blank]

SMRH:4924-9080-4007.8	Section 16	Guaranty (CIM – Penn Field)

24.HEADINGS: Headings in this Guaranty are included for the convenience of reference only and shall not constitute a part of this Guaranty for any purpose.
25.ADDITIONAL PROVISIONS:
(a)Guarantor Financial Covenants: Collectively, Guarantor shall maintain the following financial covenants, all as calculated in accordance with reasonable and proper real estate industry accounting methods consistently applied and reasonably acceptable to Bank (provided that the method used in the Financial Statements provided by Guarantor to Bank in connection with the closing of the Loan is acceptable to Bank):
(i)An aggregate Tangible Net Worth of not less than Thirty-Five Million and No/100 Dollars ($35,000,000.00). "Tangible Net Worth" shall mean, as of any date of determination, the total market value of all assets of Guarantor (excluding any value for goodwill, trademarks, patents, copyrights and other similar intangible items , and excluding the value of Guarantor's ownership interest in Borrower and the Project), minus total liabilities of Guarantor, determined on a consolidated basis in accordance with a method consistently applied and reasonably acceptable to Bank (provided that the method used in the Financial Statements provided by Guarantor to Bank in connection with the closing of the Loan is acceptable to Bank for this Tangible Net Worth test). The foregoing Tangible Net Worth test shall be measured as of the end of each calendar year; and
(ii)Aggregate unencumbered Liquid Assets having a value (as such value is reasonably determined by Bank) equal to at least Three Million and No/100 Dollars ($3,000,000.00), determined on a consolidated basis in accordance with a method consistently applied and reasonably acceptable to Bank (provided that the method used in the Financial Statements provided by Guarantor to Bank in connection with the closing of the Loan is acceptable to Bank for this Liquid Assets test). For purposes of this Section, "Liquid Assets" shall mean the sum of (a) unrestricted cash, (b) unrestricted marketable securities, (c) FDIC insured accounts, (d) United States government securities, and (e) without duplication, as of any date, the undrawn amount of funds available to be borrowed by Guarantor under a line of credit then in effect that permits the proceeds thereof to pay debts of Guarantor and provided by either a financial institution providing such line of credit to Guarantor as of the date of this Guaranty, or any other commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000.00, which commercial bank has a rating of at least either "AA" or such comparable rating from S&P or Moody's, respectively, or any other financial institution approved by Bank in its sole discretion (any of which shall be deemed herein as an "Acceptable Credit Facility"), and with respect to which (i) no default or other event or circumstance described in the documents that govern such Acceptable Credit Facility exists that would cause Guarantor not to be able to borrow such funds on not more than fifteen (15) days' notice, (ii) the applicable lender thereunder is unconditionally and irrevocably committed to fund within fifteen (15) days' after request therefor from Guarantor, and (iii) none of the assets of Guarantor (or any of its subsidiaries) securing the Acceptable Credit Facility is subject to a lien or encumbrance (other than that securing the Acceptable Credit Facility), but excluding any assets held in a "401K" account, individual retirement account (IRA), pension or other type of retirement account or annuity, Rule 144 securities, securities pledged to secure any debt whether or not the debt is currently outstanding, securities not fully transferable until conditions are met, and assets held in joint accounts with any party who is not a guarantor under this Guaranty. The foregoing Liquid Assets test shall be measured as of the end of each calendar year. If Bank determines, in its reasonable discretion, that Guarantor's unrestricted cash is at any time less than $3,000,000.00, Guarantor shall deliver to Bank such schedules, certificates, reports and other information respecting all or any of the undersigned's Liquid Assets as Bank may reasonably request. Any such schedule, certificate, report or other document shall be certified to be true and complete by the undersigned and shall be in such form and detail as Bank may reasonably

SMRH:4924-9080-4007.8	-13-	Guaranty (CIM – Penn Field)

specify. Any schedule, certificate, report or other document identifying any Liquid Asset shall be accompanied (if Bank so requests) by evidence of Guarantor's ownership of the Liquid Asset, evidence that the Liquid Asset is unencumbered and evidence of the Liquid Asset's current value.
(b)Financial Information. Guarantor shall furnish to Bank the following financial information:
(i)[Reserved];
(ii)within one hundred twenty (120) days of each December 31, annual CPA audited financial statements of Guarantor for and as of the end of each such calendar year, containing the balance sheet of Guarantor as of the close of each such calendar year, statements of income and retained earnings and statements of cash flows of Guarantor for each such calendar year, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank;
(iii)concurrently with the delivery of the financial statements described in Section 18(b)(ii) above, a certification substantially in the form attached hereto as Exhibit A affirming that Guarantor has complied with each of the financial covenants set forth in Section 18(a) above, and account statements from financial institutions which evidence such compliance;
(iv)Concurrently with the delivery of the financial statements described in Section 18(b)(ii) and (iii), Guarantor shall furnish to Bank, in form and detail acceptable to Bank, a list of all suits, actions, proceedings or governmental investigations not previously disclosed to Bank that are either pending against Guarantor or, to the knowledge of Guarantor, threatened in writing against Guarantor, as of the last day of the calendar year to which such financial statements relate which, if determined adversely, would reasonably be expected to have a Material Adverse Effect; and
(v)such other financial information concerning Guarantor that Bank shall reasonably request.
(c)Litigation. Except as set forth in any document delivered pursuant to Section 18(b)(iv) hereof, as of the later of the date hereof or the last day of the most recently completed calendar year for which Guarantor has delivered the documents required by Section 18(b) hereof, (i) there is no suit, action, proceeding, including any bankruptcy proceeding, or governmental investigation pending against, or to the knowledge of Guarantor threatened in writing against, Guarantor (other than any suit, action or proceeding in which Guarantor is the plaintiff and in which no counterclaim or cross-claim against Guarantor has been filed), and (ii) there is no judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against Guarantor, nor is Guarantor in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court, which in the case of either (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
26.JURY TRIAL WAIVER: GUARANTOR AND BANK (BY ITS ACCEPTANCE OF THIS GUARANTY) ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, GUARANTOR AND BANK (BY ITS ACCEPTANCE OF THIS GUARANTY), AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE INDEBTEDNESS.

SMRH:4924-9080-4007.8	-14-	Guaranty (CIM – Penn Field)

27.VENUE: GUARANTOR AND BANK (BY ACCEPTING THIS GUARANTY) EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR STATE COURT SITTING IN DALLAS, TEXAS (AND ANY APPELLATE COURT THEREOF) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT, (II) AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT, (III) WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN ANY SUCH COURT, AND (IV) CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY COURT IN OR OF THE STATE OF TEXAS BY THE DELIVERY OF COPIES OF SUCH PROCESS TO GUARANTOR AT ITS ADDRESS SPECIFIED ON ITS SIGNATURE PAGE HERETO, TO BANK AT ITS ADDRESS SPECIFIED IN ITS SIGNATURE PAGE TO THE LOAN AGREEMENT, OR BY CERTIFIED MAIL DIRECTED TO SUCH ADDRESSES (OR, IN ANY CASE, ANY OTHER ADDRESSES DESIGNATED BY GUARANTOR OR BANK IN A NOTICE TO EACH OTHER). NOTHING IN THIS PARAGRAPH SHALL LIMIT OR OTHERWISE AFFECT THE RIGHT OF BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST GUARANTOR OR ANY OF ITS PROPERTY IN ANY COURT OF ANY OTHER JURISDICTION.
28.OBLIGATIONS REMAINING OUTSTANDING AFTER PAYMENTS AND LIQUIDATION OF COLLATERAL SHALL BE THAT GUARANTEED HEREBY. Guarantor agrees that any indebtedness or obligations which remain owing under the Transaction Documents after the application of payments received from Borrower and the application of proceeds received from the foreclosure of the Trust Deed (or after application of the credit bid of Bank at the foreclosure sale) and other liquidation of the collateral for the Loan, shall be deemed to be part of the obligations guaranteed hereby (subject to the limitation on such guaranteed obligations as set forth in this Guaranty); and Guarantor may not claim or contend so long as any such indebtedness or obligations guaranteed hereby remain outstanding that any payments received by Bank from Borrower or otherwise, or proceeds received by Bank on the liquidation of the collateral for the Loan, shall have reduced or discharged Guarantor's liability or obligations hereunder. Guarantor acknowledges and agrees that Borrower may already have agreed with Bank, or may hereafter agree, that in any such event the designation of the portion of the indebtedness and obligations to be satisfied shall, to the extent not expressly made by the terms of the Transaction Documents, be made by Bank rather than by Borrower. Nothing contained in this Section shall be deemed to (a) limit or otherwise impair any of the waivers or agreements of Guarantor contained in the preceding Sections of this Guaranty, (b) require Bank to proceed against Borrower or any collateral for the Loan before proceeding against Guarantor (any such requirement having been specifically waived), or (c) limit or otherwise impair any rights Bank would have in the absence of this Section.
29.This Guaranty is in addition to all other guaranties and/or completion agreements of Guarantor and any other guarantors of Borrower's obligations to Bank under the Transaction Documents. Any such other additional guaranties and/or completion agreements are not intended to and shall not release Guarantor in any manner from its continuing obligations and liabilities under this Guaranty or to otherwise limit in any manner such continuing obligations and liabilities.
[Signatures appear on following page]

SMRH:4924-9080-4007.8	-15-	Guaranty (CIM – Penn Field)

IN WITNESS WHEREOF, Guarantor has signed this Guaranty as of the date first written above.

GUARANTOR: CREATIVE MEDIA & COMMUNITY TRUST CORPORATION, a Maryland corporation By: /s/ David Thompson Name: David Thompson Title: Chief Executive Officer

GUARANTOR'S ADDRESS

Creative Media & Community Trust Corporation
5956 Sherry Lane, Suite 700
Dallas, TX 75225
Attention: Chief Financial Officer/ CMCT

With copies to:

c/o CIM Group
4700 Wilshire Blvd.
Los Angeles, California 90010
Attention: General Counsel

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Harris Friedus

SMRH:4924-9080-4007.8	S-1	Guaranty (CIM – Penn Field)

Exhibit "A"
(Form of Compliance Certificate)
COMPLIANCE CERTIFICATE

This Compliance Certificate (this "Certificate") is delivered with reference to that certain Guaranty dated as of April 3, 2025 (as amended, extended, renewed, supplemented or otherwise modified from time to time, the "Guaranty"), executed CREATIVE MEDIA & COMMUNITY TRUST CORPORATION, a Maryland corporation ("Guarantor") for the benefit of COMERICA BANK ("Bank"). Capitalized terms used but not defined in this Certificate shall have the same meanings that are given to such terms in the Guaranty. Section references in this Certificate relate to the Guaranty unless stated otherwise.

    This Certificate is delivered in accordance with the Guarantor Financial Covenants section of the Guaranty, and has been duly executed.

This Certificate will serve to certify that as of _____________, 20__, Guarantor is in compliance with the Guarantor Financial Covenants section of the Guaranty with respect to the following:

(i)all financial information delivered or caused to be delivered to Bank hereunder is, in all material respects, complete, accurate and fairly represents the financial condition of Guarantor,

(ii)the representations and warranties of Guarantor contained in the Guaranty and the Transaction Documents are true and correct in all material respects on and as of the date of this Certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date),

(iii)as of the date of this Certificate, Guarantor is in compliance with the applicable financial covenants contained in the Guarantor Financial Covenants section of the Guaranty (and has demonstrated such compliance in reasonable detail herein), and

(iv)on the date of delivery of this Certificate, there does not exist any condition or event that constitutes a default under this Guaranty (or, in the case of clauses (i), (ii), or (iii) above, to the extent of any non-compliance, this Certificate describes such non-compliance as to which Guarantor may have knowledge and what action Guarantor has taken, is taking, or proposes to take with respect thereto).

SMRH:4924-9080-4007.8	Exhibit A – Page 1	Guaranty (CIM – Penn Field)

We have enclosed the following:

    [List enclosures, schedules, exhibits]

Very truly yours,

GUARANTOR: CREATIVE MEDIA & COMMUNITY TRUST CORPORATION, a Maryland corporation By: ____________________________ Name: __________________________ Title: ___________________________

SMRH:4924-9080-4007.8	Exhibit A – Page 2	Guaranty (CIM – Penn Field)

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF _________________	)
)
COUNTY OF _______________	)

On ____________________, before me, ____________________________, a Notary Public, personally appeared _______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of ____________ that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

SMRH:4924-9080-4007.8	ACKNOWLEDGMENT	Guaranty (CIM – Penn Field)